                                                                    EXHIBIT 10.2



                            STOCK PURCHASE AGREEMENT

                                     among

                                  Armco Inc.,

                     Flour City Architectural Metals, Inc.

                                      and

                         Flour City International, Inc.


                     -------------------------------------
                          Dated as of January 1, 1997
                     -------------------------------------


                                 Sale of Stock

                                       of

                     Flour City Architectural Metals, Inc.

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
ARTICLE I.     DEFINITION OF TERMS................................................. 1

          1.   Certain Definitions................................................  1
               1.1  Bonds.........................................................  1
               1.2  Business Day..................................................  1
               1.3  Closing and Closing Date....................................... 1
               1.4  Code........................................................... 1
               1.5  Company.......................................................  1
               1.6  Effective Date................................................  1
               1.7  Effective Date Schedule of Working Capital....................  2
               1.8  Effective Date Schedule of GPC Projected Cash Flow............  2
               1.9  Financial Statement...........................................  2
               1.10 Guaranteed Project Contracts or GPC...........................  2
               1.11 Knowledge.....................................................  2
               1.12 Leased Real Property..........................................  2
               1.13 Purchaser's Bonds.............................................  2
               1.14 Liens or Encumbrances.........................................  2
               1.15 Material Adverse Effect.......................................  2
               1.16 Other Seller's Agreements.....................................  2
               1.17 Permitted Liens...............................................  3
               1.18 Person........................................................  3
               1.19 Pre-Effective Date Periods....................................  3
               1.20 Project Contracts.............................................  3
               1.21 Promissory Note..............................................   3
               1.22 Property.....................................................   3
               1.23 Shares.......................................................   3
               1.24 Tax or Taxes.................................................   3
               1.25 Tax Returns..................................................   3

ARTICLE II.    PURCHASE AND SALE OF SHARES.......................................   4

               2.1  Purchase and Sale............................................   4
               2.2  Consideration................................................   4
               2.3...............................................................   5
               2.4  Closing......................................................   6
               2.5  Transactions to be Effected at Closing.......................   6

                                                                                    Page
                                                                                    ----
ARTICLE III.    REPRESENTATIONS AND WARRANTIES OF SELLER.........................   7

            3.  Representations and Warranties of Seller.........................   7
                3.1   Organization, Standing and Authority of Seller.............   7
                3.2   Execution and Delivery.....................................   7
                3.3   Consents and Approvals.....................................   7
                3.4   No Breach..................................................   8
                3.5   Outstanding Capital Stock, Options or Other Rights.........   8
                3.6   Transfer of the Shares.....................................   8
                3.7   Organization and Qualification.............................   8
                3.8   No Violation of Company Instruments........................   8
                3.9   Financial Statement........................................   8
                3.10  Assets.....................................................   9
                3.11  Judgments, Decrees and Orders in Restraint of Business.....  10
                3.12  Litigation and Proceedings.................................  10
                3.13  Permits, Licenses and Franchises...........................  11
                3.14  Other Sale Arrangement.....................................  11
                3.15  Employee Benefit Plans.....................................  11
                3.16  Contracts and Binding Commitments..........................  13
                3.17  Taxes......................................................  14
                3.18  Accounts; Directors and Officers...........................  15
                3.19  Compliance with Applicable Law.............................  15
                3.20  Conflict of Interest.......................................  16
                3.21  Brokers, Finder's or Similar Fees..........................  16

ARTICLE IV.     REPRESENTATIONS AND WARRANTIES OF
                PURCHASER........................................................  16

           4.   Representations and Warranties of Purchaser.....................   16

                4.1   Due Incorporation and Authority...........................   16
                4.2   Consents..................................................   17
                4.3   No Breach.................................................   17
                4.4   Actions and Proceedings...................................   17
                4.5   Broker's, Finder's or Similar Fees........................   18
                4.6   Purchase for Investment...................................   18


                                                                          Page
                                                                          ----
ARTICLE V.      COVENANTS AND AGREEMENTS.....................................18

        5.      Covenants and Agreements.....................................18

                5.1     Confidentiality; Return of Documents.................18
                5.2     Fees and Expenses....................................19
                5.3     Employee Benefit Plans...............................19
                5.4     Taxes................................................19
                5.5     Seller's Access to Records...........................21
                5.6     Litigation or Claim Defense Assistance...............22
                5.7     Bonds and Purchaser's Bonds..........................22
                5.8     Guarantees...........................................22
                5.9     Manufacturing Agreement..............................23
                5.10    Services Agreement...................................23
                5.11    Disclaimer of Other Representations and Warranties...23
                5.12    Further Assurances...................................23
                5.13    Intellectual Property Assignment.....................24
                5.14    Preservation of Company's Financial Position.........24
                5.15    Change of Control Agreements.........................24

ARTICLE VI.             SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                        INDEMNITY............................................24

                6.1     Survival of Representations and Warranties and
                        Indemnities..........................................24
                6.2     Indemnity............................................24
                6.3     Indemnification for Environmental Claims.............28

ARTICLE VII.            AMENDMENT AND WAIVER.................................30

                7.1     Amendment............................................30
                7.2     Extension; Waiver....................................30

                                     -iii-
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                                                                           Page
                                                                           ----

ARTICLE VIII.  MISCELLANEOUS.................................................31

               8.1      Notices..............................................31
               8.2      Interpretation.......................................32
               8.3      Governing Law........................................32
               8.4      Publicity............................................32
               8.5      Assignment; Binding Effect...........................32
               8.6      Entire Agreement; Third Party Beneficiaries..........32
               8.7      Construction.........................................32
               8.8      Counterparts.........................................33



EXHIBITS
--------

A     -      Flour City Architectural Metals Balance Sheet
B     -      Non-Interest Bearing Promissory Note
C     -      Personal Guarantee
D     -      Parent Guarantee
E     -      Manufacturing Agreement
F     -      Services Agreement




SCHEDULES
---------
1.7          Effective Date Schedule of Working Capital
1.8          Effective Date Schedule of Guaranteed Projects Contracts (GPC)
             Projected Cash Flow
1.10         Guaranteed Project Contracts
1.20         Project Contracts
3.10(a)(i)   Leased Real Property
3.10(a)(iii) Hazardous Materials
3.10(b)      Other Property
3.10(c)      Intangible Property
3.11         Judgments, Decrees and Orders in Restraint of Business
3.12         Litigation
3.13         Permits, Licenses and Franchises
3.15(a)      Employee Benefit Plans
3.15(c)      Determination Letters
3.15(e)      Multiemployer Plans Contributed During 1996
3.16         Contracts and Binding Commitments
3.17         Tax Returns
3.18         Accounts; Directors and Officers
3.19         Compliance with Applicable Law
3.3          Consents and Approvals
4.3          No Breach
4.4          Actions and Proceedings
5.8(a)       Guarantees
5.15         Change of Control Agreements

                                      -iv-

        This STOCK PURCHASE AGREEMENT made and entered into this 24th day of January 1997, but effective as of January 1, 1997, by and among Armco Inc., an Ohio corporation ("Seller"), Flour City Architectural Metals, Inc., a Delaware corporation ("Company"), and Flour City International, Inc., a Nevada corporation ("Purchaser"):

                              W I T N E S S E T H

        WHEREAS, Seller is the beneficial and record owner of all of the issued and outstanding shares of capital stock ("the Shares") of Company; and

        WHEREAS, Seller wishes to sell to Purchaser and Purchaser wishes to buy from Seller the Shares on the terms and conditions set forth in this Stock Purchase Agreement (the "Agreement");

        NOW, THEREFORE, in reliance upon the representations and warranties contained herein and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound, agree as follows:

                                   ARTICLE I.
                              DEFINITION OF TERMS

         1. Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context requires otherwise:

        1.1     "Bonds" has the meaning set forth in Section 5.7(a).

        1.2 "Business Day" means a day on which Seller, Purchaser and national banks doing business in New York City are open for business.

        1.3     "Closing" and "Closing Date" have the meanings set forth in
Section 2.4.

        1.4     "Code" means the Internal Revenue Code of 1986, as amended.

        1.5 "Company" means Flour City Architectural Metals, Inc., a Delaware corporation.

        1.6     "Effective Date" means January 1, 1997.

        1.7 "Effective Date Schedule of Working Capital" means the schedule of trade receivables, other receivables (including any cost incurred in excess of billings) and other current assets less trade payables and billings in excess of revenue earned directly related to the Project Contracts prepared in accordance with the accounting principles and procedures of Company consistently applied (Schedule 1.7).

        1.8 "Effective Date Schedule of GPC Projected Cash Flow" means the schedule which reflects the cash flow status of the Guaranteed Project Contracts as of the Effective Date (Schedule 1.8).

        1.9 "Financial Statement" means the balance sheet of Company as of December 31, 1996 set forth on Exhibit A.

        1.10 "Guaranteed Project Contracts" or "GPC" means the contracts for projects substantially complete which are listed on Schedule 1.10.

        1.11 "Knowledge" means, with respect to Seller and Company, the knowledge of Company's current officers after having made due inquiry of the appropriate individuals employed by Company.

        1.12 "Leased Real Property" means all real property being leased by Company, a list of which is set forth in Schedule 3.10(a)(i).

        1.13 "Purchaser's Bonds" means letter(s) of credit and/or bonds as described in Section 5.7(b) of this Agreement.

        1.14 "Liens or Encumbrances" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other similar restriction or limitation.

        1.15 "Material Adverse Effect" means an effect which is materially adverse to the business, financial condition or results of operations of Company.

        1.16 "Other Seller's Agreement" means each agreement to be executed in connection with the transactions contemplated hereunder to which Seller is a party.

        1.17 "Permitted Liens" means those Liens or Encumbrances affecting real or personal property which (i) are for taxes, assessments or other governmental charges, or the claims of materialmen, carriers, landlords or like persons, all of which are not yet due or payable or which are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established, (ii) are zoning, building or other similar governmental restrictions, (iii) are easements, covenants, rights-of-way or other similar restrictions, or (iv) arise in the ordinary course of business.

        1.18 "Person" means any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory authority or other entity.

        1.19 "Pre-Effective Date Periods" means all tax periods ending on or before the Effective Date.

        1.20 "Project Contracts" means the contracts for projects in progress which are listed on Schedule 1.20.

        1.21 "Promissory Note" means the non-interest bearing note described in Section 2.2(b)(i) of this Agreement.

        1.22    "Property" means personal property, tangible or intangible.

        1.23 "Shares" means all of the issued and outstanding capital stock of Flour City Architectural Metals, Inc. consisting of 1,000 shares of common stock, par value $1.00 per share.

        1.24 "Tax" or "Taxes" means any federal, state, local, foreign or other income, premium, profits, estimated, franchise, license, impost, transfer, sales, use, ad valorem, customs, payroll, withholding, employment, wage, occupation, value added, property (real or personal), excise or other taxes, fees, duties, assessments, withholdings or governmental charges of any nature (including interest, penalties or additions to such items).

        1.25 "Tax Returns" means all returns, reports, estimates, declarations, information returns and statements of any nature regarding taxes for any period required to be filed by Seller or Company and relating to the income, properties or operations of Company.

                                  ARTICLE II.

                          PURCHASE AND SALE OF SHARES

        2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser and Purchaser shall purchase from Seller, on the Closing Date, the Shares.

        2.2     Consideration.

                (a) In consideration for the Shares, Purchaser (i) shall pay Seller the sum of One Hundred and 00/100 U.S. Dollars (U.S. $100), (ii) agrees to cause Company to fully, diligently, competently and completely perform and (iii) guarantees the full, diligent, competent and complete performance of all the obligations of Company, including but not limited to the Project Contracts and the Guaranteed Project Contracts.

                (b) At the Closing, Seller shall deliver to Purchaser the Effective Date Schedule of Working Capital (Schedule 1.7) directly related to the Project Contracts prepared consistent with the accounting principles and procedures of Company consistently applied.

                        Schedule of Working Capital

                        (i) To the extent that the Effective Date Schedule of Working Capital reflects the working capital of Company directly related to the Project Contracts to be less than three million dollars ($3,000,000), Seller shall deliver a non-interest bearing promissory note to Purchaser in an amount equal to the difference between three million dollars ($3,000,000) and the working capital related to the Project Contracts ("Promissory Note"). The Promissory Note shall become due and payable upon delivery to Seller by Purchaser of the Purchaser's Bond as required by Section 5.7(b) of this Agreement. The Promissory Note shall be in the form of Exhibit B.

                        (ii) At the Closing, Seller shall deliver to Purchaser the Effective Date Schedule of GPC Projected Cash Flow (Schedule 1.8) which reflects the cash flow status of the GPC as of the Effective Date. Seller represents that the GPC Projected Cash Flow after the Effective Date shall not be less than two million dollars ($2,000,000) ("Total Cash Flow Projection"). In the event that, (i) upon expiration of each annual period following the Effective

Date, (ii) upon delivery of an updated Schedule of GPC Projected Cash Flow by Purchaser to Seller, as provided below, which indicates a "Shortfall," as defined below, equal to or in excess of one million dollars ($1,000,000); or
(iii) upon final completion and closing out of the GPC, the actual GPC cash flow is less than the Total Cash Flow Projection, (the difference between such actual GPC cash flow and the Total Cash Flow Projection shall be the "Shortfall"), Seller shall pay to Purchaser an amount equal to fifty percent (50%) of the Shortfall, up to a total payment by Seller of two million dollars ($2,000,000). In the event the Shortfall exceeds four million dollars ($4,000,000), Seller shall pay to Purchaser one hundred percent (100%) of the amount by which the Shortfall exceeds four million dollars ($4,000,000) ("Excess Shortfall"). Purchaser shall provide Seller with an updated Schedule of GPC Projected Cash Flow at three (3) month intervals following the Effective Date until Purchaser and Seller agree that all of the GPC have been completed and closed out. Any Shortfall payments required to be made to Purchaser by Seller hereunder shall be made within thirty (30) days from the date of the determination of the amount of the Shortfall. In calculating the actual GPC cash flow, all amounts incurred by Purchaser in defending or satisfying any actual or potential liability associated with the GPC shall be included.

                        (iii) At the Closing, Purchaser shall deliver to Seller Purchaser's calculation of the Interim Cash Adjustment Schedule which shall reflect the amount of cash, if any, required to be transferred to Purchaser by Seller for the period commencing on the Effective Date and ending on the Closing Date (the "Interim Period"). The Interim Cash Adjustment Schedule shall reflect all cash receipts by the Company, or for the benefit of the Company, and all cash disbursements made by the Company, or for the benefit of the Company, during the Interim Period. The amount of cash, if any, required to be transferred as set forth in the Interim Cash Adjustment Schedule and as agreed to by Seller, shall be transferred by Seller to Purchaser not later than two (2) business days after Purchaser and Kasion Contracting Company have completed the requirements of a Letter of Representation executed by Kasion Contracting Co. Ltd. concurrently with execution of this Agreement.

        2.3     (a)     Each of the parties shall have access to the books and
records of Company for purposes of the review of the Schedule of Working Capital, Schedule of GPC Projected Cash Flow, the calculation of the amount of the Promissory Note, and the calculation of the Shortfall or any Excess Shortfall (collectively the "Financial Schedules").

                (b) In the event that any party disagrees with any calculation performed by another party related to any of the Financial Schedules, the disagreeing party shall notify the other party within thirty
(30) days of receipt of such Financial Schedule or calculation, provided that the disagreeing party has had reasonable access to the relevant books and records. If the disagreeing party timely delivers the notice setting forth the disagreement and the items to which it objects. Seller and Purchaser shall have fifteen (15) Business Days to resolve the disagreement. If the disagreement is unable to be resolved within such fifteen (15) day period, Seller and Purchaser agree to retain a nationally recognized accounting firm (the "Accounting Firm"), to arbitrate and resolve the disputed items in the Financial Schedule within sixty (60) days of such retention. The Accounting
Firm shall make such determination as an arbitrator by reviewing the disputed items, such underlying documentation as it deems appropriate, and such written materials as shall be presented to it by either Seller or Purchaser within 30 days of its retention. On or before the 60th day after its retention, the Accounting Firm shall deliver a written report to Seller and Purchaser stating whether each disputed item is calculated as required by this Agreement and providing the corresponding adjustment to the Financial Schedule, if any. For the purposes of this engagement, the Accounting Firm shall assume that all items not being disputed are fairly presented as required by this Agreement. The determinations by the Accounting Firm shall be final and binding on the parties hereto for all purposes of this Agreement. The fees and expenses of the Accounting Firm shall be borne equally by Seller and Purchaser.

        2.4 Closing. The Closing of the sale and transfer of the Shares (the "Closing") will take place at 10:00 a.m. on January 24, 1997 or such date as the parties mutually agree, provided that the conditions precedent to Closing set forth in this Agreement have been satisfied or waived (the "Closing Date"), at the offices of Seller.

        2.5     Transactions to be Effected at Closing. At the Closing:

                (a) Seller shall deliver to Purchaser (i) one or more certificates representing the Shares free and clear of any Liens or Encumbrances, duly endorsed, blank or accompanied by duly executed instruments of transfer, or registered in the name of Purchaser, and (ii) all documents and instruments expressly required by this Agreement to be delivered by Seller at the Closing.

                (b) Purchaser and (Guarantor) shall deliver to Seller all documents and instruments expressly required by this Agreement to be delivered by Purchaser at the Closing.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER


        3. Representation and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

        3.1 Organization, Standing and Authority of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and is in good standing as a foreign corporation in all jurisdictions in which its failure to quality or be in good standing would adversely affect the consummation or the validity of the transactions provided for in this Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Seller.

        3.2 Execution and Delivery. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby to be consummated by Seller have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby to be consummated by Seller. This Agreement has been executed and delivered by Seller and (assuming that such agreement is a valid and binding obligation of Purchaser) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (i) such enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, rehabilitation, liquidation conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        3.3 Consents and Approvals. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby to be consummated by Seller do not require Seller to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any public, governmental or judicial authority except (a) as set forth in Schedule 3.3; or (b) such as have been duly obtained or made, as the case may be, and are in full force and effect on the Closing Date.

        3.4 No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller in accordance with the terms and conditions hereof will not violate, conflict with, or result in the breach of any provision of the Articles of Incorporation, Regulations or other charter organizational document of Seller.

        3.5 Outstanding Capital Stock, Options or Other Rights. The outstanding capital stock of Company consists of 1,000 shares of common stock, par value $1.00 per share. No other class of capital stock, warrant, option or right to purchase any equity interest of Company is authorized or outstanding. All of the outstanding shares are owned of record and beneficially by Seller and constitute 100 percent of the issued and outstanding shares of capital stock of Company. All of the shares are duly authorized, validly issued, fully paid and nonassessable.

        3.6 Transfer of the Shares. At the Closing, but effective as of the Effective Date, Seller will convey good title thereto, free and clear of any Liens or Encumbrances, other than the requirements of the Federal and state securities laws with respect to limitations on the subsequent transfer thereof and other than any Liens or Encumbrances thereon that may have been imposed or consented to by Purchaser.

        3.7 Organization and Qualification. Seller has delivered to Purchaser true and complete copies of the Articles of Certificate of Incorporation and Bylaws or comparable instruments, in each case, as in effect on the date hereof, of Company. Company is duly qualified or licensed in all jurisdictions in which the conduct of its business requires such qualification or license and the failure so to qualify or be licensed would have a Material Adverse Effect.

        3.8 No Violation of Company Instruments. The execution and delivery of this Agreement do not, and the sale of the Shares pursuant to this Agreement will not, violate any provision of the Articles of Incorporation or Bylaws of Company, or any provision of, or results in the acceleration of any obligation under, any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree or in the termination of any license, franchise, lease, permit or other instrument to which Company is a party or by which it is bound, except for such as to which requisite waivers or consents either have been (or will be prior to the Closing) obtained by Company or the obtaining of which has been waived by Purchaser.

        3.9 Financial Statement. Seller has heretofore delivered to Purchaser a copy of Financial Statement for the year ended December 31, 1996. such Financial Statement has been prepared in accordance with the accounting principles and procedures of Company consistently applied.

                (a) Seller has converted, as of the Effective Date, the Intercompany Payable and Intercompany Corporate Control liability accounts reflected on the December 31, 1996 Financial Statement to common equity ("additional paid in capital").

                (b) Seller agrees to discharge or otherwise satisfy in full the following liabilities reflected on the December 31, 1996 Financial Statement, which are hereby assigned to, and assumed by Seller as of December 31, 1996: Employee Deductions Payable; Accrued Payroll Taxes; Accrued Taxes; Other Current Employee Benefits; Workers' Compensation; Other Accruals, except for accrued real estate taxes for 1996; and Noncurrent Workers' Compensation.

        3.10    Assets.

                (a)     Leased Real Property.

                        (i) Schedule 3.10(a)(i) hereto contains a true and correct list of all Leased Real Property. True, correct and complete copies of all material leases relating to such Leased Real Property (the "Leases") have been delivered or made available to Purchaser.

                        (ii) Company is in compliance with the material terms and provisions of the Leases and except as disclosed in the Schedules hereto, Company has not received any notice of any default under any Lease.

                        (iii) Except as set forth in Schedule 3.10(a)(iii), Company does not use, treat, store or dispose of, or has not permitted any other party to use, treat, store or dispose of, whether temporarily or permanently, any hazardous materials at, on or beneath the Leased Real Property in violation of any Federal, state or local law, regulation or ordinance. Except as set forth in Schedule 3.10(a)(iii), Seller and Company have no knowledge of the presence, use, treatment, storage, release or disposal of any hazardous materials at, on or beneath the Leased Real Property which has created or might reasonably be expected to create any liability of owners or occupants of the Leased Real Property under any Federal, state or local law or regulation or which would require remediation or reporting adverse impact on the use, occupancy or operation of such Leased Real Property. Except as set forth in Schedule 3.10(a)(iii), to the knowledge of Seller and

Company, no asbestos or PCBs are contained in or stored on the Leased Real Property and there are no storage tanks for petroleum or any other hazardous materials located in, on or under the Leased Real Property. None of the Company's current operations involve the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent except as permitted by law.

                (b) Other Property. Company has good and valid title to all material personal property owned by Company and that it acquired in the normal and ordinary course of business free and clear of all Liens or Encumbrances except for (i) Liens or Encumbrances issued on Schedule 3.10(b) or (ii) Permitted Liens. Schedule 3.10(b) contains a schedule of all equipment, vehicles and other tangible personal property of Company having an individual value of ten thousand dollars ($10,000) or more. Except as otherwise provided herein. Seller makes no representation or warranty, express or implied, with respect to any of the assets or property of Company.

                (c) Intellectual Property. Company owns or exclusively holds all rights to, free and clear of all liens, claims or restrictions, the intellectual property listed on Schedule 3.10(c). Company has not received any notice with respect to any alleged infringements or unlawful use of any trademark, service mark, trade name, patent or other intangible property right owned or alleged to be owned by others.

        3.11 Judgments, Decrees and Orders in Restraint of Business. Except as set forth in Schedule 3.11. Company is not a party to or subject to any judgment or decree or order entered in any suit, arbitration or proceeding brought by a governmental agency or, to the knowledge of Seller or Company, by any other Person enjoining or restricting Company in respect of any (a) business practice, (b) the acquisition of any property or (c) the conduct of business in any area, including any regulatory restrictions on writing insurance.

        3.12 Litigation and Proceedings. Except as set forth in Schedule 3.12, there are no actions, suits, arbitrations, investigations or legal, administrative or other proceedings pending or, to the knowledge of Seller or Company, threatened against Company, at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. There is no material default on the part of Company with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitration, governmental department, commission, bureau, board, agency or instrumentality.

                (a) Seller agrees to immediately accept the tender of defense and shall promptly pay all costs, expenses and liabilities associated therewith, including but not limited to attorneys' fees, fines, costs of compliance, settlement payments and judgments entered, if any, for all actions, suits, claims, administrative or other proceedings (collectively the "Actions") set forth in Schedule 3.12, or Actions arising in the future from the same facts alleged in any of the Actions set forth in Schedule 3.12; with the sole exception of the following suits and claim: Sky-Lift Corporation v. Flour City Architectural Metals, Inc., Tubelite, Inc. v. Flour City Architectural Metals, Inc., et al.; and the Gage Brothers Concrete Products, Inc. claim, which arise from Project Contracts or GPC and for which liability remains with Company, subject to the provisions of Section 2.2(b)(ii).

        3.13    PERMITS, LICENSES AND FRANCHISES.  Except as set forth in
Schedule 3.13, Company has all permits, licenses, franchises and other authorizations necessary to, and has complied in all material respects with all laws applicable to, the conduct of its business and operations in the manner and in the areas in which such business and operations are presently being conducted, and all such permits, licenses, franchises and authorizations are in full force and effect and, to the knowledge of Seller or Company, valid.

        3.14 OTHER SALE ARRANGEMENT. Seller and Company are not obligated or liable, contingently or otherwise, for or in respect of negotiations, letters of intent or commitments for the sale of all, substantially all or a material portion of the assets of Company or the sale of the Shares of Company to any person other than Purchaser.

        3.15    Employee Benefit Plans.

                (a) Set forth on Schedule 3.15 is a true, accurate and complete list of all pension, retirement, profit-sharing, deferred compensation, bonus, stock option or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not legally binding), adopted, established, maintained or contributed to by Seller or under which it would otherwise be a party or have liability and under which employees or former employees (whether or not retired employees) of Company (or their beneficiaries) are eligible to participate or derive a benefit (collectively, the "Employee Benefit

Plans"). There shall be included within the meaning of Seller, for this purpose and for the purpose of the representations in this Section 3.15(a), all "affiliates," whether or not incorporated, within the meaning of Section 407(d)(7) of ERISA.

                (b) Full payment has been made of all amounts which Seller is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which it is a party, to have paid as contributions to or benefits under any Employee Benefit Plan as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Seller has made adequate provisions in accordance with generally accepted accounting principles for liabilities to meet current contributions or benefit payments.

                (c) Except as provided in Schedule 3.15(c), a favorable determination letter has been issued by the Internal Revenue Service (the "Service") with respect to the qualified status of each of the Employee Benefit Plans intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and with respect to the tax exempt status under Section 501(a) of the Code of (A) any trust through which such Employee Benefit Plans are funded and (B) any trust or other entity established with respect to any Employee Benefit Plan and intended to be qualified as a tax exempt organization under Section 501(c) of the Code. Since the date of the most recent determination letter, each such qualified Employee Benefit Plan has been, or can be (within 120 days of Closing), filed with the Service within the time required to preserve the rights of Seller to adopt such amendment as may be required by the Service in order to issue a favorable determination letter with respect to each such Plan's continued tax-qualified and/or exempt status. To the best knowledge of Seller, no act or omission has occurred since the date of the last favorable determination letter issued with respect to an Employee Benefit Plan which resulted or is likely to result in the revocation of the Plan's tax-qualified or exempt status.

                (d) Seller has performed all obligations required to be performed by it under the Employee Benefit Plans. Seller has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it or Purchaser to a tax, penalty or liability for a prohibited transaction under Sections 406, 407 or 502(i) of ERISA or Section 4975 of the Code, nor have its directors, officers, employees or agents, to the extent they or any of them are fiduciaries under Title I of ERISA. Excepting only changes necessary to preserve an Employee Benefit Plan's tax-qualified or exempt status under the Code or to otherwise comply with applicable provisions of ERISA and the Code (and in each case effective only as of the date necessary to do so), Seller will not, and has no plan or commitment, whether formal or informal, written or oral, and whether or not legally binding, to modify or change any Employee Benefit Plan in any material manner prior to the Closing. Seller and any "administrator(s)" (as described in Section 3(16)(A) of ERISA) of the Employee Benefit Plans have complied in all material respects with the applicable requirements of ERISA, the Code and all other statutes, orders, rules or regulations, specifically including but without limitation, material compliance with all reporting and disclosure requirements of Part 1 of Title 1 of ERISA and of the Code in a timely and accurate manner, and no penalties have been or, to the best knowledge of Seller, will be imposed, nor is Seller or any administrator liable for any penalties imposed, under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts.

                (e) Except as set forth on Schedule 3.15(e), Company is not contributing to any multiemployer plan within the meaning of Section 3(37) of ERISA (the "Multiemployer Plans").

        3.16    Contracts and Binding Commitments.

                (a) Schedule 3.16 contains a list of all of the following contracts, arrangements or agreements (true and complete copies or, if none exist, written descriptions or identification of which have been made available to Purchaser) to which Company is a party or by which any of the assets or properties of the Company are bound and which are material to the operations of Company (such listed contracts herein referred to as the "Contracts"), as such Contracts may have been amended, modified or supplemented to the date hereof:

                        (i) all employment, bonus, incentive or deferred compensation, termination, stay-put, agency, brokerage, consultation or representation Contracts or similarly binding arrangements of any type (including without limitation loans or advances) (where the potential liability of Company exceeds $10,000) with any current or former employee, consultant, representative, officer or director of Company;

                        (ii) all Contracts or similarly binding arrangements with any Person containing any provision or covenant limiting the ability of Company to engage in any line of business or compete with any Person or limiting the ability of any Person to compete with the Company following the Closing;

                        (iii)   all partnership, joint venture or
profit-sharing Contracts with any Person excluding contingent commission or other similar arrangements with agents and brokers in the ordinary course of business;

                        (iv) all Contracts representing obligations for borrowed money or the direct or indirect guarantee or securing of any obligation for, or Contract to service the repayment of, borrowed money or any other liability in respect of indebtedness for borrowed money of any other Person, including without limitation, any Contract relating to (A) any lines of credit, (B) the payment for property, products or services which are not conveyed, delivered or rendered, or (C) the guarantee of any lease or other similar periodic payments to be made by any other Person other than any such Contract for an amount less than fifty thousand dollars ($50,000);

                        (v) all Contracts relating to computer software licensing or data processing services representing nonterminable future liabilities in excess of fifty thousand dollars ($50,000);

                        (vi) all Contracts between Company and Seller or their affiliates;

                        (vii) all Contracts relating to licenses of trademarks, trade names, service marks or other similar property rights;

                        (viii) all other Contracts material to the operations of the business of Company; and

                        (ix) any power of attorney which is presently effective and outstanding other than the powers of attorney which exist as a matter of law or which have been granted pursuant to requirements of applicable state insurance regulatory authorities.

                (b) Company is not in material breach of, or default under any of the Contracts and, to the knowledge of Seller and Company, no other party to any Contract is claiming that Company is in material breach or default. The sale for the Shares pursuant to this Agreement will not result in the termination of any of the Contracts under the express terms thereof, will not require further consents of any party thereto (other than those that will have been obtained on or before the Closing Date) and will not bring into operation any other provision thereof nor result in a breach or default thereunder.

        3.17    Taxes.

                (a) Except as set forth in Schedule 3.17, all Tax Returns, other than those which are not material to Company, required to be filed in respect of Company either individually or on a consolidated basis that are due (after giving effect to any extensions) on or prior to the Closing Date have been (or will have been by the closing
Date) filed in accordance with all applicable laws. All such Tax Returns set forth with reasonable accuracy all material items required to be set forth therein.

                (b) Company has made all withholdings of Taxes required to be made under all applicable Federal, state, local and foreign tax laws and regulations, and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose or accrued and entered upon the books of Company.

                (c) No deficiencies, adjustments or changes in assessments for any Taxes in respect of Company have been assessed or, to the knowledge of Seller, proposed or asserted against Company.

                (d) Except as set forth in Schedule 3.17, neither Seller nor Company, has executed or filed with the Internal Revenue Service or any other taxing authority any agreement or other document extending the period of assessment or collection of any Taxes for which Company may be liable.

                (e) Except as set forth in Schedule 3.17, Company is not a party to, is bound by, or has any obligation under any tax sharing or similar agreement.

        3.18 Accounts; Directors and Officers. Schedule 3.18 sets forth a list of all accounts holding assets of Company together with the names and address of the applicable financial institution or other depository, the account number and the names of all persons authorized to draw thereon or who have access thereto and all safe deposit boxes of Company. Attached as Schedule
3.19 is a true and complete list, as of the date of this Agreement, showing the names of all of the officers and directors of Company.

        3.19 Compliance with Applicable Law. Except as set forth in Schedule 3.19, Company is presently complying in all material respects, in respect of its business, with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees, orders, writs and injunctions of all governmental authorities (Federal, state, local, foreign or otherwise) and Seller, and Company has not received notification from any governmental authority of any asserted present or past failure to so comply which has not been resolved or otherwise settled.

        3.20 Conflict of Interest. To the knowledge of Seller, no person who is a director or officer of Company, (i) has any direct or indirect material interest in any entity that does business with Company, or (ii) has any contractual relationship with Company other than as an employee (other than in the ordinary course).

        3.21 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Seller, or any action taken by Seller. Purchaser and Company shall have no obligation or responsibility for the payment of said fee.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        4. Representations and Warranties of Purchaser. Purchaser represents and warrants Seller as follows:

        4.1 Due Incorporation and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own, lease and operate its assets and business and to carry on its business as now being and as heretofore conducted. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement required to be executed and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each other agreement required to be executed and delivered by Purchaser pursuant thereto, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and each of the other agreements contemplated by this Agreement, or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming this Agreement is a valid and binding obligation of Seller) constitutes valid and binding obligation or Purchaser, enforceable against it in accordance with its terms, except that (i) such enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        4.2 Consents. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body will be required for or in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated herein.

        4.3 No Breach. Except as set forth in Schedule 4.3 the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof will not
(a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of Purchaser; (b)(i) require any consent, approval or notice under (ii) violate, conflict with or result in the breach of any of the terms of, (iii) result in a material modification of the effect of,
(iv) constitute a default under or (v) give rise to any right of termination, cancellation or acceleration under, any contract or other agreement to which Purchaser is a party or by or to which it or any of its assets may be bound or subject, the impact of which, individually or in the aggregate, would be materially adverse to the business, operations or financial condition of Purchaser; (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory agency binding upon Purchaser or upon the securities, assets or business of Purchaser, the violation of which would have a material adverse effect on the business, operations or financial condition of Purchaser; or (d) to the knowledge of Purchaser, violate any statute, law, rule or regulation of any jurisdiction or governmental or regulatory agency as relates to Purchaser or to the securities, assets or business of Purchaser, which violation would have a material adverse effect on the business, operations or financial condition of Purchaser.

        4.4 Actions and Proceedings. To the knowledge of Purchaser, except as set forth in Schedule 4.4, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory agency or arbitration tribunal against or involving Purchaser or against or involving any of its present directors, officers or employees in their capacities as such that individually or in the aggregate, are likely to prevent Purchaser from consummating the transactions contemplated hereby in accordance with the terms hereof, or could affect the validity or enforceability of this Agreement. To the knowledge of Purchaser, except as disclosed on

Schedule 4.4, there are no actions, suits or claims or legal, administrative, regulatory or arbitration proceedings or investigations pending or threatened against or involving Purchaser or any of its present directors of officers, in their capacities as such, or its assets that, individually or in the aggregate, are likely to prevent Purchaser from consummating the transactions contemplated hereby in accordance with the terms hereof, or could affect the validity or enforceability of this Agreement.

        4.5 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Purchaser, or any action taken by Purchaser.

        4.6     Purchase for Investment.

                (a) Seller has provided Purchaser and its financial advisors, legal counsel and independent auditors with access to the books, records, facilities and personnel of Company in order for Purchaser to investigate the business, affairs and properties of Company to make an informed investment decision to enter into this Agreement and to purchase the Shares.

                (b) Neither Seller nor any agent or other party acting on behalf of either thereof has made any representation or warranty to Purchaser with respect to the prospects of Company or its respective business or the markets in which it operates.

                (c) Purchaser represents that it is acquiring the Shares for its own account for investment and not with a view to the resale or distribution and will not sell or transfer such Shares in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                   ARTICLE V.
                            COVENANTS AND AGREEMENTS

        5. Covenants and Agreements. The parties covenant and agree as follows:

        5.1 Confidentiality; Return of Documents. All information provided pursuant hereto shall be subject to certain confidentiality agreements executed by the parties and all documents (and copies thereof) provided to the other parties shall be promptly returned upon termination of this Agreement, and each party shall be entitled to injunctive relief to enforce the provisions of the confidentiality agreements referred to above and of this Section.

        5.2 Fees and Expenses. The parties shall each bear their respective fees and expenses incurred in connection with this transaction.

        5.3     Employee Benefit Plans.

                (a) Effective as of the Closing Date, Company shall withdraw completely from participation in the Employee Benefit Plans. Seller shall file and give any and all required notices to employees, governmental agencies or other Persons to effect the withdrawal of Company.

                (b) Seller shall assume all obligations and pay, satisfy or settle all claims, pursuant to the Employee Benefit Plans, arising before the Closing Date, with respect to participants whether or not employees or former employees, including without limitation pension benefits previously accrued and medical, death, disability or other benefits being provided to retired or other former employees or other participants. Seller shall indemnify Purchaser and Company for any amounts paid on or after the Closing Date by Company in connection with the Employee Benefit Plans, including any benefits and any taxes, damages or expenses including attorney fees.

                (c) Company shall provide reasonable assistance and information to Seller in its administration of the Employee Benefit Plans.

        5.4     Taxes.

                (a) Cooperation and Exchange of Information. Each party shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for taxes or a right to refund of taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of Tax Returns relating to Company, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees or consultants available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, neither party shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in provided any Tax Return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs. Each party will retain all Tax Returns, schedules and workpapers and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding. Without limiting the generality of the foregoing, Purchaser and Company shall reasonably prepare and provide to Seller any federal, state and local tax information requested by Seller for Seller's use in preparing Tax Returns or in defending prior Tax Returns under audit for which Seller is responsible. This information shall be completed by Purchaser and Company within 90 days after receiving written request from Seller or such earlier date if required by the taxing authority.

          (c) Tax Proceedings. In the event Purchaser, or Company receives notice, whether orally or otherwise, of any pending Tax examination, claim, settlement, proposed adjustment or related matter that may affect Seller, or in the event Seller receives any such notice which may affect Purchaser or Company, the party receiving such notice shall notify the other party in writing as soon as reasonably practicable. Seller shall be entitled at its expense to contest, control, compromise, settle or appeal all proceedings with respect to Company's Taxes for periods ending on or before the Effective Date, provided that Purchaser shall have the right to participate in and employ its own counsel, at its expense, with respect to any such proceeding that Purchaser reasonably believes may cause Purchaser or Company to incur any liability for payment of Taxes and Seller shall consult in good faith with Purchaser with regard to any such proceeding. Purchaser agrees that it will cooperate fully and will cause Company to cooperate fully with Seller in the defense against or compromise of any claim asserted in any such proceeding.

          (d) Indemnification. Seller shall be responsible for and shall indemnify and hold Purchaser and Company harmless from all liability for all Taxes attributable or related to any period ending prior to the Effective Date, provided, however, that Purchaser shall indemnify Seller for all taxes imposed (determined without regard to any available net operating Loss Carryovers or other tax benefits) as a result of any election made, or deemed to have been made by Purchaser under Code Section 338(g) (or any similar provision of state or local law). Seller shall pay all Taxes imposed or assessed against Company for any period ending before the Effective Date. Purchaser and Company shall be responsible for and shall indemnify and hold Seller harmless from, and Purchaser or Company shall pay all Taxes with respect to Company attributable or related to periods ending on or after the Effective Date.

                (e) Refunds. Seller shall be entitled to all refunds of Taxes of Company with respect to any and all periods prior to the Effective Date (and any interest thereon). Company shall pay to Seller, within five Business Days after receipt thereof, any such refunds received by Company. If Seller receives a refund to which Company is entitled, Seller shall pay any such refund to Company within five Business Days after receipt thereof. Purchaser shall be entitled to all refunds of Taxes of Company attributable to periods ending after the Effective Date. Seller shall pay Purchaser, within five Business Days after receipt thereof, any such refunds received by Seller.

                (f) Purchaser agrees to pay any stock transfer taxes in connection with the transfer of the shares to Purchaser.

        5.5     Seller's Access to Records.

                (a) Purchaser agrees that after the Closing Date it shall, and shall cause Company to, (i) provide Seller with reasonable access to the employees of Purchaser and Company having knowledge of and responsibility for such books and records (including information stored on electronic data processing systems), (ii) retain the books and records of Company (including back-up media for electronic data processing systems) for a period of at least ten years from the Closing Date in a responsible manner and at a location reasonably accessible and (iii) allow Seller to examine and make copies of the books and records pertaining to the business conducted by Company pertinent to this Agreement and the transactions contemplated hereby, for reasonable business purposes including without limitation the preparation and examination of Tax Returns and financial statements and conduct of any litigation or regulatory dispute resolution, whether pending or threatened, concerning the business or Company pertinent to this Agreement and the transactions contemplated hereby. Access to and copying of such books and records shall be restricted to normal business hours, shall be at Seller's expense and shall not unreasonably interfere with the business operations of Purchaser or Company. If requested by Seller immediately prior to the end of the ten year period, the Purchaser will cause Company to retain such books and records (at Seller's expense) for a reasonable extended period of time.

        5.6 Litigation or Claim Defense Assistance. When requested by Seller, Purchaser shall and shall cause Company to assist Seller in the defense of any claim, action, suit or proceeding instituted or threatened against Seller or for which Seller has an obligation under this Agreement to indemnify Purchaser or Company. Such assistance shall include the preparation of discovery responses, giving depositions, assisting counsel and expert witnesses of Seller attending all proceedings which Seller shall reasonably request be attended. Purchaser and/or Company shall be reimbursed for all reasonable out-of-pocket costs incurred in providing such assistance, but not for any employee time expended in such litigation or claim assistance.

        5.7     Bonds and Purchaser's Bonds.

                (a) Subject to the provisions of Section 5.7(b) below, Seller shall not cancel or terminate any of the outstanding guarantees, bonds or letters of credit in effect as of the Closing Date with respect to projects of Company ("Bonds"), except in the ordinary course of business as the obligations to maintain bonds are (i) satisfied by Company, or (ii) released by the beneficiaries, or (iii) otherwise expire.

                (b) Not later than six (6) months after the Effective Date, Purchaser shall deliver to Seller one or more letters or surety bonds, naming Seller as beneficiary, in the principal amount of six million dollars ($6,000,000) to guarantee Purchaser's and Company's performance under this Agreement including, but not limited to the obligation to perform the Project Contracts and the Guaranteed Project Contracts ("Purchaser's Bonds"). The Purchaser's Bonds shall be (i) issued by a bank or surety company acceptable to Seller, (ii) be in a form reasonably satisfactory to Seller, and (iii) shall remain in effect for not less than sixty (60) days after Company has fully and finally performed all obligations under the Project Contracts and Guaranteed Project Contracts, and all bonding and security obligations under such Project Contracts have expired; provided that Purchaser's Bond may be reduced to an amount equal to the aggregate amount of the outstanding Bonds of Seller at any time upon the request of Purchaser.

        5.8 Guarantees. On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller.

                (a) the personal guarantee of the key employees of Company listed on Schedule 5.8(a) guaranteeing the obligation of Purchaser and Company under this Agreement including, but limited to the obligations to perform the Project Contracts and the Guaranteed Project Contracts. Such personal guarantee shall be in the form of Exhibit C ("Personal Guarantee"), and shall terminate upon compliance by Purchaser with the Purchaser's Bond delivery requirements of
Section 5.7(b) above.

                (b) the guarantee of Flour City International, Inc., guaranteeing the obligations of Purchaser and Company under this Agreement including, but not limited to the obligations to perform the Project Contracts and the Guaranteed Project Contracts. Such guarantee shall be in the form of Exhibit D ("Parent Guarantee").

        5.9 Manufacturing Agreement. On the Closing Date, Company and Seller's affiliate, Douglas Dynamics, L.L.C. ("DDLLC") shall enter into a Manufacturing Agreement for fabrication and assembly work in connection with certain projects in the form of Exhibit E ("Manufacturing Agreement").

        5.10 Services Agreement. On the Closing Date, Company and DDLLC shall enter in a services agreement in the form of Exhibit F ("Services Agreement").

        5.11 Disclaimer of Other Representations and Warranties. The parties agree that no party hereto makes nor has made any warranties or representations, with respect to the transactions contemplated hereby, other than those expressly set forth in this Agreement, including the exhibits and schedules attached hereto. The parties agree that Seller makes no warranties or representations with respect to the anticipated costs or profits on any Project Contract or Guaranteed Project Contract.

        5.12 Further Assurances. Seller and Purchaser agree that each will from time to time at and subsequent to the Closing Date, at the reasonable request of the other party and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer, or execute such other documents and provide such cooperation and take such other actions as either Purchaser or Seller may reasonably request in order to more effectively convey, assign, transfer to and vest in Purchaser the Shares and the right to operate the business of Company and carry the intent and perform the obligations under this Stock Purchase Agreement.

        5.13 Intellectual Property Assignment. On or prior to the Closing, the parties shall enter into Trademark Assignment Agreement and a Patent Assignment Agreement covering trademarks and patents used by Company.

        5.14 Preservation of Company's Financial Position. Purchaser agrees that it will not cause or permit Company to make payment of any dividend, any distribution, sale or disposition of assets, or otherwise diminish the financial viability of Company through the payment of unreasonable employee bonuses, salaries or otherwise prior to delivery of the Purchaser's Bond to Seller without the express written consent of Seller, which consent shall not be unreasonably withheld. Purchaser further agrees that until all Bonds have been released or expired, Purchaser shall furnish Seller quarterly financial statements and audited financial statements of the Purchaser, including balance sheets, statements of income and statements of cash flow.

        5.15 Change of Control Agreement. Purchaser agrees that it will assume and perform all obligations under the employee severance agreements to which Seller is a party listed on Schedule 5.15, which agreements relate to employees of Company.


                                  ARTICLE VI.

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

                                   INDEMNITY

        6.1 Survival of Representations and Warranties and Indemnitees. Except to the extent otherwise provided, all representations and warranties of the parties under this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto shall survive the Closing Date for a period of two (2) years. All agreements, covenants and contractual undertakings shall survive the Closing Date until such provisions are satisfied. All provisions shall survive the Closing Date subject to the foregoing terms and conditions regardless of any investigation at any time made by or on behalf of the parties or of any information the parties may have with respect to the other parties, Company and the transactions contemplated hereby.

        6.2     Indemnity.

                (a) Subject to the provisions of this Section, Seller hereby agrees, from and after the Closing Date, to defend, indemnify, and hold Purchaser and Company, harmless from, against and in respect of any Loss (as hereinafter defined) which may accrue to or be sustained by Purchaser or Company arising out of, as a result of or in respect of:

                        (i) any error, misstatement, omission or inaccuracy in any representation or warranty of Seller or the breach of any warranty of Seller under this Agreement, or under any schedule, certificate, agreement, instrument or other document delivered pursuant thereto; or

                        (ii) any failure of Seller to duly perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by Seller, prior to the Effective Date, pursuant to this Agreement, or any schedule, certificate, agreement or other document entered into or delivered pursuant hereto; or

                        (iii) the operations of Company prior to the Effective Date, but which is not related to or does not arise from any Project Contract or Guaranteed Project Contract, other than claims for personal injury arising from an occurrence prior to the Effective Date; and with respect to the GPC, subject to the provisions of Section 2.2(b)(ii).

                (b) Subject to the provisions of this Section, Purchaser hereby agrees, from and after the Closing Date, to defend, indemnify, and hold Seller harmless from, against and in respect of any Loss (hereinafter defined) which may accrue to or be sustained by Seller for such Loss arising out of, as a result of or in respect of:

                        (i) any error, misstatement, omission or inaccuracy in any representation or warranty of Purchaser or the breach of any warranty of Purchaser under this Agreement, or under any schedule, certificate, agreement, instrument or other document delivered pursuant thereto; or

                        (ii) any failure of Purchaser to duly perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by Purchaser or Company after the Effective Date, pursuant to this Agreement, or any schedule, certificate, agreement or other document entered or delivered pursuant hereto; or

                        (iii) the operations of Company after the Effective Date; or

                        (iv) the performance of the Project Contracts or the Guaranteed Project Contracts whether such liability arises before, on or after the Effective Date, other than losses resulting from claims for personal injury arising from an occurrence prior to the Effective Date, and with respect to the GPC, subject to the provisions of Section 2.2(b)(ii);

                        (v) any withdrawal liability established under Sections 4201, et seq. of ERISA resulting from a complete withdrawal or partial withdrawal from the Multiemployer Plans or any other multiemployer plans as defined in Section 3(37) of ERISA to which Company has been or will be a sponsor, a contributor or under an obligation to contribute, only if such withdrawal liability results from or relates to events occurring after the Effective Date.

                (c) The indemnification and hold harmless ("Indemnification") obligations under this Agreement to which any party is entitled from any other party pursuant to this Section with respect to breaches of representations or warranties shall become effective only after the cumulative amount of such Loss exceeds in the aggregate fifty thousand dollars ($50,000), and such liability shall be limited to such cumulative amounts as exceed fifty thousand dollars ($50,000).

                (d) For purposes of this Agreement, "Loss" shall be deemed to mean and include any and all losses, liabilities, costs, reasonable expenses, judgments, assessments, penalties, damages, deficiencies, suits, actions, claims, proceedings, demands, causes of action, economic loss, and attorneys' fees and expenses and court costs and interest incident thereto. A Loss shall be measured net of any insurance recover in respect of such Loss and such Loss shall not include any incidental or consequential damages (including any loss of anticipated profits).

                (e) In order for a party seeking indemnification ("Indemnified Party") to be entitled to any Indemnification provided for under this Agreement, such Indemnified Party must give a written demand for Indemnification to the party against which Indemnification is sought ("Indemnifying Party") as soon as reasonable practicable after the Indemnified Party has knowledge of the material facts underlying the Indemnification demand. Such demand must set forth with reasonable specificity the factual and legal basis of the Indemnification claim and must state as nearly as practicable the amount of Indemnification sought. The Indemnifying Party shall admit or deny liability for such Indemnification within 30 days of such demand.

                (f)     Third Party Procedures.

                        (1) The Indemnified Party, promptly upon receipt of notice of the commencement of any action by a third party against the Indemnified Party in respect of which Indemnification may be sought hereunder, shall notify the Indemnifying Party in writing of the commencement thereof. Upon receipt of notice of the commencement of any such action, the Indemnifying Party shall assume control of the defense, compromise or settlement thereof (with counsel reasonably satisfactory to the Indemnified Party) at the Indemnifying Party's expense. Nothing herein shall be construed so as to give any insurance carrier a right of subrogation for claims paid except as such right would otherwise exist in the absence of this Section. Further, nothing herein shall be construed to create any rights enforceable by any person not a party to this Agreement.

                        (2) The Indemnified Party shall be entitled to participate in the defense of any action and to be represented by counsel of its own selection at the expense of the Indemnified Party. If the attorneys provided for the defense of the Indemnified Party by the Indemnifying Party withdraw from or are removed by court order from the Indemnified Party's representation, then the cost of counsel selected by the Indemnified Party shall be part of its Loss, and the Indemnified Party shall have the right in all respects to conduct its own defense. If the Indemnified Party otherwise retains its own counsel, the cost thereof shall be borne by the Indemnified Party.

                        (3) As to cases in which the Indemnifying Party has assumed and is providing the defense for the Indemnified Party, the control of such defense and the right to reach settlement in such action shall be vested in the Indemnifying Party. Except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement, in respect of any third party claim which provides for anything other than money damages or other money payments for which the Indemnified Party is entitled to indemnification hereunder (subject to the limitations specified in this Section 6.2c) or which does not include as a term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such third party claim. If the Indemnified Party, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), consents to the entry of any judgment or enters into any settlement with respect to a third party claim which is being defended by the Indemnifying Party, the Indemnifying Party shall be discharged from any such liability. As to any action, the party which is controlling such action shall provide to the other party reasonable information (including reasonable advance notice of all proceedings in respect thereto) regarding the conduct of the action and the right to attend all proceedings and depositions in respect thereto through its agents and attorneys, and the right to discuss the action with counsel for the party controlling such action.

                        (4) If within 30 days after receipt by the Indemnifying Party of notice from the Indemnified Party as to the commencement of any action in respect of which Indemnification is sought hereunder, the Indemnifying Party has not notified the Indemnified Party that the Indemnifying Party assumes the defense of such action or has not actually assumed such defense, then the Indemnified Party shall have the right to defend such action and to proceed immediately against the Indemnifying Party to enforce all Indemnification rights hereunder (including but not limited to the costs of defense). The Indemnification obligations of the Indemnifying Party with respect to such action shall, however, in no way be diminished by virtue of the exercise by the Indemnified Party of its rights under this Section, and the fact that the Indemnified Party shall have defended, settled or compromised such action pursuant to Section 6.2f(1) shall not, in any circumstances, be deemed to constitute any waiver, release or exoneration of the Indemnifying Party from its indemnification obligations, regardless of the outcome of such action.

        6.3     Indemnification for Environmental Claims

                (a) Definitions. For purposes of this Section 6.3 the following terms shall have the meanings set forth in this Section 6.3(a):

                "Environmental Claim" means any written accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence or release, or continuation of the existence of any release (including without limitation, sudden or nonsudden, accidental or nonaccidental leaks or spills) of, or exposure to, any substance, chemical, material, pollutant, contaminate, or audible noise or other release or emission in, into or onto the environmental (including, without limitation, the air, ground, water or any surface); (ii) the environmental aspects of the transportation, storage, treatment or disposal of materials; or (iii) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, permits or licenses of or from any governmental authority, agency or court relating to environmental matters.

                "ENVIRONMENTAL LAW" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601 et seq.) the Hazardous Material Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), as such laws have been amended or supplemented, and any analogous future federal, or present or future state or local statutes.

                "ENVIRONMENTAL LIABILITIES AND COSTS" means all liabilities, obligations, responsibilities, deficiency, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions and interest, removal, cleanup and remedial costs incurred as a result of any claim or demand, by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with a governmental authority or other person, related to an Environmental Claim.

                (b) SELLER'S INDEMNIFICATION OF PURCHASE FOR ENVIRONMENTAL CLAIMS. The Seller shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless the Purchaser, its subsidiaries and affiliates, and their respective directors, officers and employees from and against any action, suit, Environmental Claim, Environmental Liabilities and Costs, suffered or incurred by Purchaser: (i) associated with, or emanating from property owned, operated, or which constituted a storage or disposal area for Seller, Company, Cyclops Corporation, MSL/EGS Corporation, E.G. Smith Construction Products, Inc., Elwin G. Smith, Inc. and Southwestern Materials & Supply, Inc. prior to the Effective Date (collectively referred to herein as the "Subject Corporations"); or (ii) resulting from, arising out of, or associated with the operations of the Subject Corporations in the unlimited past up to, but excluding the Effective Date; or (iii) resulting from, arising out of, or associated with the following actions or proceedings: (a) USEPA v. Flour City Architectural Metals, Inc. DOJ Number 90-7-1-628 and US AO File No. 96-1197; (b) United States v. Armco, Inc. U.S. District Court for the Southern District of Ohio

(Case No. C2-95-698); and (c) AT&T Global Information Solutions Company, et al,
v. Armco, Inc., et al., U.S. District Court for the Southern District of Ohio (Case No.. C2-94-876).

                (c) INDEMNIFICATION PROCEDURE. The Seller and Purchaser agree that in the event any investigation, litigation or proceeding is asserted or threatened in writing or instituted against Purchaser or any of its respective subsidiaries or affiliates or any of their respective officers, directors, employees or agents, or any remedial action is requested for which Purchaser may desire indemnity or defense hereunder, the Purchaser shall promptly notify the Seller in writing. The Seller at the request of Purchaser shall have the obligation to promptly defend against such investigation, litigation or proceeding or requested remedial action, and shall bear all costs and expenses associated therewith, including, without limitation, all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation; provided that, Purchaser at its election, may participate in the defense thereof at its own expense.

                (d) SURVIVAL AND BINDING EFFECT. Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 6.3 shall survive the Closing indefinitely and shall be binding on Seller, its respective successors and assigns.


                                  ARTICLE VII.
                              AMENDMENT AND WAIVER

        7.1 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

        7.2 EXTENSION; WAIVER. At any time prior to the Closing, the parties may, in the manner and to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto and (ii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII
                                 MISCELLANEOUS

        8.1 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given (i) upon delivery if delivered personally, (ii) three days after mailing by registered or certified mail (return receipt requested), or (iii) upon receipt if sent by an overnight delivery service or sent by facsimile transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)     If to Purchaser, to:

                                Flour City International, Inc.
                                915 Riverview Drive
                                P.O. Box 629
                                Johnson City, TN 37601

                                Attention: Michael J. Russo
                                           President

                        with a copy to:

                               Manning, Marder & Wolfe
                               707 Wilshire Boulevard
                               45th Floor
                               Los Angeles, CA 90017

                               Attention: William J. Lopshire, Esq.

                (b)     If to Seller, to:

                               Armco Inc.
                               One Oxford Centre
                               301 Grant Street
                               Pittsburgh, PA 15219
                               Telecopier Number: 412-255-9805

                               Attention: John B. Corey
                                          Vice President

                        with a copy to:

                               Armco Inc.
                               One Oxford Centre
                               301 Grant Street
                               Pittsburgh, PA 15219
                               Telecopier Number: 412-255-9805

                               Attention: Law Department

        8.2 Interpretation. When a reference is made in this Agreement to a section, schedule or exhibit, such reference shall be to a section, schedule or exhibit of this Agreement unless otherwise indicated or unless the context shall otherwise require. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        8.3 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

        8.4 Publicity. So long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties, unless, in the opinion of counsel, such announcement is required by the provisions of applicable law or regulations or by any governmental entity having jurisdiction over such party.

        8.5 Assignment: Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except Purchaser may assign this Agreement to its Affiliates without prior written consent; provided, however, that any such assignment will not relieve Purchaser of its obligations or liabilities hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

        8.6 Entire Agreement: Third Party Beneficiaries. This Agreement (including exhibits, schedules and documents referred to herein) constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        8.7 Construction. This Agreement is the result of arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.

        8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       ARMCO INC.

                                       By: /s/ John B. Corey
                                       -----------------------------------------

                                       FLOUR CITY ARCHITECTURAL METALS, INC.

                                       By: [sig]
                                       -----------------------------------------

                                       FLOUR CITY INTERNATIONAL, INC.

                                       By: [sig]
                                       -----------------------------------------